EXHIBIT 99.1

TRADING SYMBOLS:	November 6, 2007
In the U. S.: OTCBB: UGTH and in Canada: TSX: GTH

U.S. GEOTHERMAL REGISTRATION STATEMENT DECLARED EFFECTIVE

BOISE, Idaho – November 6, 2007 (OTCBB: UGTH, TSX: GTH) U.S. Geothermal Inc. (“U.S. Geothermal”), a renewable energy development company focused on the production of electricity from geothermal energy, announced that the Securities and Exchange Commission declared its S-1 resale registration statement effective as of November 5, 2007.

In connection with its private placement in June 2007, the Company agreed to file a registration statement with the Securities and Exchange Commission. In the event the registration statement was not declared effective by November 5, 2007, the purchaser’s were entitled to receive as liquidated damages 0.1 common share for each common share purchased.

About U.S. Geothermal:

U.S. Geothermal is a renewable energy development company that is in the process of constructing a geothermal power project at Raft River, Idaho and developing Neal Hot Springs in eastern Oregon. U.S. Geothermal holds, through ownership or lease, geothermal rights of private lands that comprise the Raft River project in Southeastern Idaho. The Raft River geothermal site is currently under construction of a 13-megawatt power plant expected to be online in the fourth quarter of 2007. U.S. Geothermal has a signed power sales contract for one 13-megawatt power plant with the Idaho Power Company, is in negotiations for additional output with them and new customers, and has secured transmission for up to 36 megawatts with the Bonneville Power Administration.

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations	David Parker
U.S. Geothermal Inc.	Scott Peyron & Associates, Inc.
Tel: 866-687-7059	Tel: 208-388-3800
Fax: 604-688-9895	Fax: 208-388-8898
saf@usgeothermal.com	dparker@peyron.com

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